As filed with the Securities and Exchange Commission on September 18, 1996 Registration No. 33-_____________

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC  20549
                             -----------------

                                 FORM S-8

                          REGISTRATION STATEMENT
                                  Under
                        THE SECURITIES ACT OF 1933


                       RAMTRON INTERNATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)

              Delaware                                84-0962308
      (State or other jurisdiction of              (I.R.S. Employer
       incorporation or organization)              Identification No.)

            1850 Ramtron Drive                              80921
        Colorado Springs, Colorado                        (Zip Code)
  (Address of Principal Executive Offices)


                             1995 STOCK OPTION PLAN
                               INCENTIVE PROGRAM
                           (Full titles of the plans)
                             ----------------------

                                 L. DAVID SIKES
                            Chief Executive Officer
                        Ramtron International Corporation
                                1850 Ramtron Drive
                         Colorado Springs, Colorado 80921
                                  (719) 481-7000
          (Name, address and telephone number of agent for service)
                             ----------------------

                                  Copies to:
                           JOHN A. ST. CLAIR, ESQ.
                           ROBERT R. JESUELE, ESQ.
                                Coudert Brothers
                      1055 West Seventh Street, 20th Floor
                         Los Angeles, California  90017
                                  (213) 688-9088
                             ----------------------

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

                       CALCULATION OF REGISTRATION FEE
Proposed
Title of           Amount          Proposed                       Maximum
Securities        of Shares        Maximum        Aggregate      Amount of
to be               to be       Offering Price    Offering     Registration
Registered       Registered        per Share        Price          Fee
- ----------       ----------     --------------    --------      -----------
Common Stock
$.01 par value   3,450,000(1)       $8.07(2)      $27,841,500(2)    $9,601

(1) Includes 3,000,000 shares of Common Stock ("Common Stock") of Ramtron International Corporation (the "Company") issuable upon the exercise of options granted or to be granted pursuant to the Company's 1995 Stock Option Plan and 450,000 shares of Common Stock issuable under the Company's Incentive Program.

(2) Estimated pursuant to Rule 457(h) solely for the purpose of determining the amount of the registration fee based on the average of the high and low reported sale prices of a share of the Registrant's Common Stock as reported by The Nasdaq Stock Market on September 16, 1996 (i.e., $8.07).

PART I.   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Items 1 and 2 of Part I of Form S-8 will be sent or given to plan participants as specified in Rule 428(b)(1) and, in accordance with the instructions to Part I, are not filed with the Commission as part of this Registration Statement.

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents and information previously filed with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

Item 3(a)

The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

Item 3(b)

The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

The Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1996.

Item 3(c)

Item 11 of the Registrant's Registration Statement on Form 10, as amended (Registration No. 0-17739), filed with the Commission on May 5, 1989 pursuant to Section 12 of the Securities Exchange Act of 1934.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Company has adopted provisions in its Certificate of Incorporation that limit the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect such liability: (i) for any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the Delaware General Corporation Law (relating to unlawful declarations or payments of dividends or unlawful stock purchases or redemptions); or (iv) for any transaction from which a director derived an improper personal benefit.

The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

In an Indemnification Agreement entered into between Oren L. Benton, a principal stockholder and former director of the Company, and George J. Stathakis, a director of the Company, in March 1990, Mr. Benton agreed to indemnify Mr. Stathakis against all expenses, liabilities and other items referred to in Section 145 of the Delaware General Corporation Law, and against certain other expenses incurred in connection with derivative actions if Mr. Stathakis is a party to such actions or is threatened to be made a party to such actions by reason of his being a director, officer, employee or agent of the Company.

In a Consulting Agreement entered into in January 1990 among the National Electrical Benefit Fund (the "Fund"), a principal stockholder of the Company, William G. Tull, a director of the Company, and WGT Associates, Inc., the Fund agreed to indemnify Mr. Tull with respect to claims made by third parties against Mr. Tull as the Fund's designated nominee on the Company's Board of Directors, provided that such claims may not involve either a breach of fiduciary responsibility under the Employee Retirement and Income Security Act of 1974 or liability for willful misconduct, bad faith or negligence.
Pursuant to the 1989 Fund Purchase Agreement, the Company also agreed to indemnify the Fund and its affiliates, including consultants to the Fund such as Mr. Tull, with respect to claims made by third parties arising out of the 1989 Fund Purchase Agreement, provided that the Company is not required to indemnify Mr. Tull for claims relating to: (i) his violation of securities laws or a knowing violation of other laws, (ii) an agreement to which Mr. Tull and the third-party claimant are parties, or (iii) the fiduciary duties of Mr. Tull to the third-party claimant.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

Item 8.  Exhibits.

Exhibit
Number
- ------
 4.1     1995 Stock Option Plan(1)
 4.2     Ramtron Incentive Program Memorandum dated May 12, 1995, and
         Amendment No. 1 thereto dated November 20, 1995(1)
 5.1     Opinion of Coudert Brothers
23.1     Consent of Arthur Andersen LLP
23.2     Consent of Coudert Brothers (included in Exhibit 5.1)
24.1     Power of Attorney (included on signature page)
- --------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (Registration No. 33-99898), as filed with the Commission on December 1, 1995.

Item 9.  Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, Colorado, on September 17, 1996.

                                          RAMTRON INTERNATIONAL CORPORATION

                                          By: /S/ L. DAVID SIKES
                                          L. David Sikes
                                          Chief Executive Officer

                              POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints L. David Sikes and Greg B. Jones, or either of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do so and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated.

Signature                           Title                          Date
- ---------                           -----                          ----

/S/ L. David Sikes
- -----------------------             Chairman and Chief            9-17-96
L.  David Sikes                      Executive Officer

/S/ Greg B. Jones
- -----------------------             Director, President and       9-17-96
Greg B. Jones                       Chief Operating Officer

/S/ George J. Stathakis
- -----------------------             Director                      9-17-96
George J. Stathakis

/S/ William G. Howard
- -----------------------             Director                      9-17-96
William G. Howard

/S/ William G. Tull
- -----------------------             Director                      9-17-96
William G. Tull

/S/ L. T. Womack
- -----------------------             Director                      9-17-96
L.  T. Womack

/S/ Richard L. Mohr
- -----------------------             Executive Vice President      9-17-96
Richard L. Mohr                     and Chief Financial Officer